AMENDMENT TO MOBILE GATEWAY AGREEMENT
FOR ADVANCE PAYMENTS

THIS AMENDMENT (the "Amendment") to the Mobile Gateway Agreement (defined below) is entered into as of the 1st day of July, 2005 (the "Amendment Effective Date") by and between Mobile Messenger Australia Pty Ltd. ("Mobile Messenger") and New Motion ("Customer").

WHEREAS, Mobile Messenger and Customer are parties to a Mobile Gateway Agreement dated 19th April 2005 (the "Mobile Gateway Agreement") pursuant to which Mobile Messenger provides certain services to Customer; and

WHEREAS, pursuant to the terms of the Mobile Gateway Agreement Mobile Messenger currently pays to Customer a portion of the revenue Mobile Messenger receives from the applicable carrier for the sale of Customer content ("Customer Revenue Share");

WHEREAS, pursuant to the terms of the Mobile Gateway Agreement Mobile Messenger is only obligated to pay Customer the Customer Revenue Share subsequent to when (and if) Mobile Messenger actually receives payment from the applicable carrier for the sale of such Customer content;

WHEREAS, Mobile Messenger and Customer desire to modify the payment terms of the Mobile Gateway Agreement effective as of the Amendment Effective Date whereby Mobile Messenger shall advance to Customer a portion of the Customer Revenue Share prior to Mobile Messenger's receipt of the revenue from the applicable carrier for the sale of Customer content as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants made herein, the Mobile Gateway Agreement is amended as set forth below.

1.  Defined Terms. All terms used in this Amendment and not otherwise defined herein, shall have the meanings ascribed to such terms in the Mobile Gateway Agreement.

2.  Advance. Effective on the Amendment Effective Date Mobile Messenger shall advance to Customer a portion of the monthly fees which Mobile Messenger anticipates collecting from the applicable carriers related to the sale of Customer content under the Mobile Gateway Agreement as follows:

(a) For each calendar month during the Term, subject to the provisions of this Amendment, Mobile Messenger shall advance to Customer seventy percent (70%) of the fees Mobile Messenger would have owed to such Customer under the Mobile Gateway Agreement had Mobile Messenger received from the applicable carrier the fees attributable to the sale of the Customer content for such month (the "Monthly Advance"), net of the Mobile Messenger Fee, as defined below (the "Net Advance"). Such Net Advance shall be paid within the number of days of the end of such applicable month as specified (and selected by Customer) on Exhibit A attached hereto.

(b) Customer acknowledges and agrees that the Monthly Advance is an advance of the amounts Mobile Messenger may owe to Customer under the Mobile Gateway Agreement. Customer acknowledges and agrees that the Mobile Messenger Fee be deducted from the Monthly Advance as consideration for the advance payment. Accordingly, Mobile Messenger shall offset amounts owed to Customer under the Mobile Gateway Agreement in an amount equal to the Monthly Advance Amount, and Mobile Messenger shall be entitled to retain all amounts owed to Customer under the Mobile Gateway Agreement until such time as it has received actual payment from carriers for Customer's content for the applicable month in an amount equal to the Monthly Advance. The remaining balance payable to Customer under the Mobile Gateway Agreement will be paid in accordance with its terms subject to the additional terms set forth below.

3.  Mobile Messenger Fee. In consideration for providing the advance as set forth herein, Mobile Messenger shall retain, as a fee, the percentage of the aggregate Monthly Advance as specified on Exhibit A attached hereto and such fee shall be retained by Mobile Messenger and deducted from the Monthly Advance to be made by Mobile Messenger in connection with Section 2 hereof (the "Mobile Messenger Fee").

4.  Advance Election.

(a)  Mobile Messenger's Election. Notwithstanding the foregoing, Mobile Messenger may in its sole discretion at any time upon prior written notice to Customer elect to revert back to (and therefore pay customer in accordance with) the payment schedule originally specified in the Mobile Gateway Agreement (instead of the advance schedule specified in Section 2 of this Amendment) for any and all future payments under the Mobile Gateway Agreement. Upon termination of the Mobile Gateway Agreement, the payment schedule shall immediately revert back to the payment schedule originally specified in the Mobile Gateway Agreement (instead of the advance schedule specified in Section 2 of this Amendment) for all future payments due to Customer after the termination date of the Mobile Gateway Agreement.

(b)  Customer's Election. For each calendar year, Customer may elect to have Monthly Advances made and if so elected shall select the number of days after the end of the month in which such Monthly Advances shall be made as specified on Exhibit A provided that such election is made in a signed writing received by Mobile Messenger at least 10 days prior to the commencement of such year. The election made for a calendar year shall automatically be renewed for and applied to each subsequent year unless a signed writing rescinding such election is received by Mobile Messenger prior to the commencement of the year in accordance with the foregoing. Any election by Customer hereunder shall apply to each Program in effect during the applicable year(s). Customer may not change its election for the current calendar quarter during such calendar quarter.

(c) Days/Fee Adjustments. The days after the end of the month in which such advances shall be made and the fee charged by Mobile Messenger for Monthly Advances (as specified on Exhibit A attached hereto) may be modified at any time by Mobile Messenger provided that Mobile Messenger notifies Customer in writing of such change at least 30 days prior to the beginning of a new year.

5.  Right to Offset. The parties agree that in the event that any of the applicable carrier holds back any fees or levies a charge back or an adjustment to Mobile Messenger related to such content (collectively, the "Adjustment") and Mobile Messenger has paid Customer the Monthly Advance or the Customer Revenue Share for such month, then Mobile Messenger may offset against any amounts owed by Mobile Messenger to Customer under the Mobile Gateway Agreement by the amount of any such Adjustment.

6.  Refund of Advanced Monthly Payments. In addition, the parties acknowledge that if Mobile Messenger has made a payment hereunder and Mobile Messenger is subsequently charged an Adjustment by a carrier related to such payment and the amount of such Adjustment is greater than the amounts owed by Mobile Messenger to Customer under the Mobile Gateway Agreement, then Mobile Messenger may in its sole discretion elect to require Customer to refund the portion on such payment which can not be fully offset under Section 5 hereof. Customer shall make such refund payment within 30 days of such request.

7.  Payment to Customer of Refunded Amount. If Mobile Messenger has offset any amounts (the "Offset Amount") in accordance with Section 5 hereof or Customer has refunded any payments in accordance with Section 6 hereof (the "Refunded Amount") and Mobile Messenger subsequently receives the corresponding payment pertaining to such Offset Amount or Refunded Amount from the applicable Carrier, Mobile Messenger shall within 15 days of its receipt of such payment from the applicable Carrier pay to Customer the Offset Amount or Refunded Amount, as the case may be.

8.  Customer Service Fee. For each customer service call, email, or other communication received by Mobile Messenger from Customer pertaining to a Program and not solely related to the Platform (collectively, "Communication(s)"), Customer shall pay to Mobile Messenger the fee set forth under the heading "Customer Service Fee" below (the "Customer Service Fee"). Mobile Messenger shall send Customer an invoice at the end of each calendar month for the Customer Service Fee incurred by Customer in such calendar month and such invoice shall be due and payable by the Customer within thirty (30) days following the end of such calendar month.

Customer Service Fee:	$7 per each Communication

Such fee waived for the first fifty (50) Communications in each calendar month.

9.  Minimum Monthly Guarantees. Customer guarantees that the total list price of all content billed successfully in a calendar month by the applicable Carriers (the "Monthly Retail Revenue") billed hereunder by such Carriers shall be at least $1,000,000 per calendar month (the "Minimum Monthly Billing"). If the Monthly Retail Revenue in any calendar month is less than the Minimum Monthly Billing, then Mobile Messenger may, in its sole discretion, discontinue Customer's further participation in the advanced payment program as specified in Section 2 of this Amendment.

10.  Survival; Counterparts; Full Authority. Sections 2, 3, 4 5, 6, 7 and 8 of this Amendment shall survive termination or expiration of the Mobile Gateway Agreement. This Amendment may be executed in counterparts, each of which shall be an original, but, when taken together, constitute but one and the same Amendment. The signatories represent and warrant that they have full authority to enter into this Amendment on behalf of the entity for which they have signed. Except as specifically amended hereby, the terms of the Mobile Gateway Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Effective Date.

MOBILE MESSENGER, AUSTRALIA PTY LTD.	CUSTOMER

By:	By: /s/ Scott Walker
Name:	Name: Scott Walker
Title:	Title: CEO

EXHIBIT A

MONTHLY ADVANCE

CHECK AND INITIAL THE SELECTION	Days after Calendar Month in which payment is due	Monthly Gross Retail Revenue	Mobile Messenger Fee as a percentage of Monthly Advance

X Initials
	15	< $1,000,000,	5.00%
		>= $1,000,000 & <
		$2,000,000	4.20%
		>= 2,000,000	3.35%

For illustrative purposes only, if:

•	Customer elects, as specified on Exhibit A, to have the Monthly Advance paid within 15 days of the end of the month; and
•	The estimated Customer Revenue Share is equal to $10,000 in such month,

then:

•
Mobile Messenger shall remit to Customer $6,650, the Net Advance (70% of Customer's estimated Customer Revenue Share, or $7,000 Monthly Advance, minus Mobile Messenger's Fee or $350) within 15 days of the end of the month;

•
Mobile Messenger shall retain $350 as its fee (5.00% [the fee which pertains to a advance within 15 days of the end of the month as specified on Exhibit A] of $7,000 (which amount represents the Monthly Advance)); and

•	Mobile Messenger shall pay to Customer $3,000 ($10,000 Customer Revenue Share, to the extent collected, less the $7,000 Monthly Advance) within 30 days of collection.